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FI-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Asia Automotive Acquisition Corporation

We have audited the accompanying balance sheet of Asia Automotive Acquisition Corporation (a corporation in the development stage) (the "Company") as of December 31, 2006 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2006, for the period from June 20, 2005 (date of inception) through December 31, 2005, and the period from June 20, 2005 (date of inception) through December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and the results of its operations and its cash flows for the year ended December 31, 2006, for the period from June 20, 2005 (date of inception) through December 31, 2005, and for the period from June 20, 2005 (date of inception) through December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Asia Automotive Acquisition Corporation will continue as a going concern. As discussed in Note 1 to the financial statements, Asia Automotive Acquisition Corporation will face a mandatory liquidation if a business combination is not consummated by October 18, 2007, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rothstein, Kass & Company, P.C.
Roseland, New Jersey
March 2, 2007



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